Exhibit 99.1

General Moly Reports Final Protests to
Mt. Hope Project’s Water Applications Withdrawn

LAKEWOOD, COLORADO — May 23, 2019, General Moly, Inc. (the “Company” or “General Moly”) (NYSE AMERICAN and TSX: GMO), the only western-exchange listed, pure-play molybdenum (“moly”) development company, announced that the  Kobeh Valley, Nevada ranching family’s (“Ranchers”) protests to the Mt. Hope Project’s water rights applications pending before the Nevada State Engineer have been formally withdrawn in exchange for the funding of the initial $1 million payment to a trust account. The release of funds to the Ranchers is pending issuance of the water permits from the Nevada State Engineer.

With the withdrawal of protests, the Ranchers have also forfeited any right to judicial review of any decision by the Nevada State Engineer concerning the water rights applications and permits, and the Ranchers agree not to oppose any other proceedings with any state or federal agency related to the Mt. Hope Project.

At such time that the Mt. Hope joint venture partners at Eureka Moly, LLC (“EMLLC”) secure project financing, additional consideration representing less than 1.5 % of the estimated remaining project capital budget will be payable to the Ranchers. If EMLLC has not secured Mt. Hope Project financing within 12 months of the April 30, 2019 executed settlement agreement, EMLLC will make monthly payments of $10,000 to the Ranchers until financing is achieved and the remaining consideration will be paid to the Ranchers. EMLLC, which operates the Mt. Hope Project, is owned 80% by General Moly and 20% by POS-Minerals Corporation, a subsidiary of POSCO of South Korea.

The Company is working cooperatively with the Nevada State Engineer for the anticipated approval of the water applications and issuance of water permits for the development and operation of the Mt. Hope Project.

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About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to availability of cash to continue ongoing operations and repay outstanding debt, including the ability to secure any loans or other financing to fund the costs of the Mt. Hope Project, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain a re-grant of its water permits and Record of Decision, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.